EXHIBIT 99.1
Zions Bancorporation

M E M O R A N D U M

To:	Zions Bancorporation Directors and Executive Officers
From:	Connie Linardakis, EVP and Chief Human Resources Officer
Date:	July 17, 2006
Subject:	Termination of Blackout Period for Zions Bancorporation Common Shares

I am writing to notify you that the prohibition on trading Zions Bancorporation common shares or exercising options for such shares contained in my memorandum dated June 2, 2006 has terminated effective today.

As explained in the earlier memorandum, this prohibition was imposed by Section 306 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the Securities and Exchange Commission commonly referred to as Regulation BTR (Blackout Trading Restriction). The prohibition arose because the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the “Plan”) decided to change its record keeper and fund manager and the record keepers require certain Plan activity to cease so that assets and account balances may be properly transferred. We had expected the prohibition on Plan activity and the prohibition on trading under Regulation BTR to continue through July 22, 2006. However, the change in the record keeper and fund manager was accomplished more quickly than expected, allowing the prohibitions to terminate earlier.

Please be advised, however, that you continue to be subject to the trading restrictions under the Zions Bancorporation’s Insider Trading Policy for Directors and Executive Officers.